FedEx Reports Strong Second Quarter Earnings
Growth Year-Over-Year
Raises Full-year Fiscal 2026 Revenue and Earnings Outlook
On Track to Spin Off FedEx Freight on June 1, 2026

MEMPHIS, Tenn., December 18, 2025 ... FedEx Corp. (NYSE: FDX) today reported the following consolidated results for the second quarter ended November 30 (adjusted measures exclude the items listed below):

	Fiscal 2026		Fiscal 2025
	As Reported (GAAP)	Adjusted (non-GAAP)	As Reported (GAAP)	Adjusted (non-GAAP)
Revenue	$23.5 billion	$23.5 billion	$22.0 billion	$22.0 billion
Operating income	$1.38 billion	$1.61 billion	$1.05 billion	$1.38 billion
Operating margin	5.9%	6.9%	4.8%	6.3%
Net income	$0.96 billion	$1.14 billion	$0.74 billion	$0.99 billion
Diluted EPS	$4.04	$4.82	$3.03	$4.05

This year’s and last year’s quarterly consolidated results have been adjusted for:

Impact per diluted share	Fiscal 2026	Fiscal 2025
FedEx Freight spin-off costs	$0.72	$—
Business optimization costs	0.10	1.02
Fiscal year change costs	0.03	—
International regulatory matter	(0.07)	—

Consolidated operating results improved in the second quarter, reflecting strength in U.S. domestic and International Priority package yields, continued structural cost reductions, and higher U.S. domestic package volume.

“FedEx delivered an outstanding second quarter as we successfully executed our growth strategy and advanced our network transformation, while navigating a highly challenging external environment,” said Raj Subramaniam, FedEx Corp. president and chief executive officer. “I am extremely proud of our team members worldwide for their commitment to make every FedEx experience outstanding this Peak season.”

Federal Express segment operating results improved during the quarter, driven by higher U.S. domestic and International Priority package yields, continued cost savings from transformation initiatives, lower business optimization costs, and

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increased U.S. domestic package volume. These factors were partially offset by the financial impact of global trade policy changes, higher wage rates and variable incentive compensation expenses, increased purchased transportation rates, and the grounding of the MD11 aircraft fleet.

FedEx Freight segment operating results decreased during the quarter due to lower shipments, higher wage rates, and the hiring of additional dedicated LTL sales professionals in preparation for the company's spin-off, partially offset by increased yield. FedEx Freight incurred one-time spin-off-related costs of $152 million during the quarter.

Share Repurchase Program

FedEx completed $276 million in share repurchases via open market transactions during the quarter. Approximately 1.2 million shares were repurchased, with the year-to-date decrease in outstanding shares benefiting second quarter results by $0.05 per diluted share.

Subject to market conditions, liquidity needs, and other factors, the company will continue to evaluate repurchasing additional shares of our common stock during the remainder of fiscal 2026. As of November 30, 2025, $1.3 billion remained available for repurchases under the company's 2024 stock repurchase authorization.

Cash on-hand as of November 30, 2025 was $6.6 billion.

FedEx Freight Separation On Track

The planned spin-off of FedEx Freight into a new publicly traded company continues to advance and is expected to be achieved in a tax-efficient manner for FedEx stockholders and executed on June 1, 2026. Once separated, FedEx Freight will be a separately traded public company, listed on the New York Stock Exchange (NYSE) under the ticker symbol FDXF. FedEx Freight will host an Investor Day in New York City on April 8, 2026.

Outlook

FedEx is unable to forecast the fiscal 2026 mark-to-market ("MTM") retirement plans accounting adjustments. As a result, FedEx is unable to provide a fiscal 2026 earnings per share ("EPS") or effective tax rate ("ETR") outlook on a GAAP basis and is relying on the exemption provided by the Securities and Exchange Commission ("SEC"). It is reasonably possible that the fiscal 2026 MTM retirement plans accounting adjustments could have a material effect on fiscal 2026 consolidated financial results and ETR.

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FedEx is revising its fiscal 2026 revenue, earnings and pension contributions forecasts, and now expects:

•A 5% to 6% revenue growth rate year over year, compared to the prior forecast of 4% to 6% revenue growth;
•Diluted earnings per share of $14.80 to $16.00 before the MTM retirement plans accounting adjustments compared to the prior forecast of $14.20 to $16.00, and $17.80 to $19.00 after also excluding costs related to the planned spin-off of FedEx Freight, business optimization initiatives, the planned change in the company's fiscal year end, and an international regulatory matter, compared to the prior forecast of $17.20 to $19.00; and
•Pension contributions of $275 million, compared to the prior forecast of up to $400 million.

FedEx is reaffirming its fiscal 2026 forecasts of:

•Permanent cost reductions of $1 billion in transformation-related savings from structural cost reductions and the advancement of Network 2.0;
•An ETR of approximately 25% prior to the MTM retirement plans accounting adjustments; and
•Capital spending of $4.5 billion, with a priority on investments in network optimization and efficiency improvement, including fleet and facility modernization and automation.

These forecasts assume the company's current economic forecast and fuel price expectations, and no additional adverse economic, geopolitical, or international trade-related developments. FedEx’s ETR and EPS forecasts are based on current law and related regulations and guidance.

“Our strong second quarter results and revised full-year outlook reflect the momentum that is building in our business as we continue to drive stockholder value within a challenging operating environment,” said John Dietrich, FedEx Corp. executive vice president and chief financial officer. “The progress we are making on our strategic initiatives is tangible, and we are committed to creating significant value creation in the years ahead.”

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $90 billion, the company offers integrated business solutions utilizing its flexible, efficient, and intelligent global network. Consistently ranked among the world's most admired and trusted employers, FedEx inspires its more than 500,000 employees to remain focused on safety, the highest ethical and

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professional standards and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit fedex.com/about.

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs, Form 8-Ks and Statistical Books. These materials, as well as a webcast of the earnings release conference call to be held at 5:30 p.m. EST on December 18, are available on the company’s website at investors.fedex.com. A replay of the conference call webcast will be posted on our website following the call.

The Investor Relations page of our website, investors.fedex.com, contains a significant amount of information about FedEx, including our SEC filings and financial and other information for investors. The information that we post on our Investor Relations website could be deemed to be material information. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted.

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act, such as statements regarding expected cost savings, the optimization of our network through Network 2.0, the planned tax-free full separation of the FedEx Freight business into a new publicly traded company (the “FedEx Freight Spin-Off,”), future financial targets, business strategies, management’s views with respect to future events and financial performance, and the assumptions underlying such expected cost savings, targets, strategies, and statements. Forward-looking statements include those preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “forecasts,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends” or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate; uncertainty and additional volatility in the global trade environment; our ability to successfully implement our business strategies and global transformation program and network optimization initiatives, including Network 2.0 and Tricolor, effectively respond to changes in market dynamics, and achieve the anticipated benefits of such strategies and actions; our ability to achieve our cost reduction initiatives and financial performance goals; the timing and amount of any costs or benefits or any specific outcome, transaction, or change (of which there can be no assurance), or the terms, timing, and structure thereof, related to our global transformation program and other ongoing reviews and initiatives; a significant data breach or other disruption to our technology infrastructure; our ability to

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successfully implement the FedEx Freight Spin-Off and achieve the anticipated benefits of such transaction; damage to our reputation or loss of brand equity; our ability to meet our labor and purchased transportation needs while controlling related costs; failure of third-party service providers to perform as expected, or disruptions in our relationships with those providers or their provision of services to FedEx; the effect of any international conflicts or terrorist activities, including as a result of the current conflicts between Russia and Ukraine and in the Middle East; evolving or new U.S. domestic or international laws and government regulations, policies, and actions, including regulatory and/or legal compliance requirements that can affect our ability to efficiently or fully utilize our aircraft; changes in fuel prices or currency exchange rates, including significant increases in fuel prices as a result of the ongoing conflicts between Russia and Ukraine and in the Middle East and other geopolitical and regulatory developments; the effect of intense competition; our ability to match capacity to shifting volume levels; an increase in self-insurance accruals and expenses; failure to receive or collect expected insurance coverage; our ability to effectively operate, integrate, leverage, and grow acquired businesses and realize the anticipated benefits of acquisitions and other strategic transactions; noncash impairment charges related to our goodwill and certain deferred tax assets; the future rate of e-commerce growth; future guidance, regulations, interpretations, challenges, or judicial decisions related to our tax positions; labor-related disruptions; legal challenges or changes related to service providers contracted to conduct certain linehaul and pickup-and-delivery operations and the drivers providing services on their behalf and the coverage of U.S. employees at Federal Express Corporation under the Railway Labor Act of 1926, as amended; our ability to quickly and effectively restore operations following adverse weather or a localized disaster or disturbance in a key geography; the effects of a widespread outbreak of an illness or any other communicable disease or public health crises; any liability resulting from and the costs of defending against litigation; our ability to achieve or demonstrate progress on our goal of carbon-neutral operations by 2040; successful completion of stock repurchases; and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and FedEx Corp.’s filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2025. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Contact:
Caitlin Maier
901-434-8100
mediarelations@fedex.com

Investor Relations Contact:
Jeni Hollander
901-818-7200
ir@fedex.com

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES

Second Quarter Fiscal 2026 and Fiscal 2025 Results

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or “reported”). We have supplemented the reporting of our financial information determined in accordance with GAAP with certain non-GAAP (or “adjusted”) financial measures, including our adjusted second quarter fiscal 2026 and 2025 consolidated operating income and margin, income taxes, net income and diluted earnings per share and adjusted second quarter fiscal 2026 and 2025 Federal Express and FedEx Freight segment operating income and margin. These financial measures have been adjusted to exclude the effects of the following items (as applicable):

•Costs related to the planned spin-off of FedEx Freight incurred in fiscal 2026;
•Business optimization costs incurred in fiscal 2026 and 2025;
•Costs related to the planned change in the company's fiscal year end incurred in fiscal 2026; and
•The partial reversal of a loss accrual related to an international regulatory matter recognized in fiscal 2026.

In December 2024, FedEx announced that its Board of Directors had decided to pursue a full separation of FedEx Freight through the capital markets, creating a new publicly traded company. The transaction, which will be implemented through the spin-off of shares of the new company to FedEx stockholders, is expected to be tax-free for U.S. federal income tax purposes for FedEx stockholders. We incurred costs associated with the planned spin-off of FedEx Freight in the second quarter of fiscal 2026. These costs were primarily related to professional fees.

Our business optimization costs relate to the following transformation initiatives aimed to improve long-term profitability, drive efficiency within and between our transportation segments, lower our overhead and support costs, and transform our digital capabilities: our Network 2.0 program, the Europe workforce reduction plan, and DRIVE initiatives commenced in prior years. We incurred costs associated with these business optimization initiatives in the second quarter of fiscal 2026 and fiscal 2025. These costs were primarily related to professional services and severance.

In January 2025, FedEx announced that its Board of Directors had approved a change in the company’s fiscal year end from May 31 to December 31, which will
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be effective June 1, 2026. We incurred costs associated with the planned fiscal year change in the second quarter of fiscal 2026. These costs were primarily related to professional fees.

Costs related to the planned spin-off of FedEx Freight, business optimization initiatives, and the planned fiscal year change, as well as the partial reversal of an accrual related to an international regulatory matter, are excluded from our second quarter fiscal 2026 and 2025 consolidated Federal Express segment and FedEx Freight segment non-GAAP financial measures, as applicable, because they are unrelated to our core operating performance and to assist investors with assessing trends in our underlying businesses.

The income tax effect of these costs is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the company's effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment.

We believe these adjusted financial measures facilitate analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of, or are unrelated to, the company's and our business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating the company's and each business segments' ongoing performance.

Our non-GAAP financial measures are intended to supplement and should be read together with, and are not an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of our financial statements should not place undue reliance on these non-GAAP financial measures. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP financial measures to the most directly comparable GAAP measures.

Fiscal 2026 Earnings Per Share and Effective Tax Rate Forecasts

Our fiscal 2026 EPS forecast is a non-GAAP financial measure because it excludes fiscal 2026 MTM retirement plans accounting adjustments, estimated costs related to business optimization initiatives, the planned spin-off of FedEx Freight, the planned fiscal year change, and the partial reversal of a loss accrual
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related to an international regulatory matter. Our fiscal 2026 ETR forecast is a non-GAAP financial measure because it excludes the effect of fiscal 2026 MTM retirement plans accounting adjustments.

We have provided these non-GAAP financial measures for the same reasons that were outlined above for historical non-GAAP measures. Costs related to business optimization initiatives, the planned spin-off of FedEx Freight, and the planned fiscal year change, as well as the partial reversal of a loss accrual related to an international regulatory matter, are excluded from our fiscal 2026 EPS forecast for the same reasons described above for historical non-GAAP measures.

We are unable to predict the amount of the MTM retirement plans accounting adjustments, as they are significantly affected by changes in interest rates and the financial markets, so such adjustments are not included in our fiscal 2026 EPS and ETR forecasts. For this reason, a full reconciliation of our fiscal 2026 EPS and ETR forecasts to the most directly comparable GAAP measures is impracticable. It is reasonably possible, however, that our fiscal 2026 MTM retirement plans accounting adjustments could have a material effect on our fiscal 2026 consolidated financial results and ETR.

The table included below titled “Fiscal 2026 Diluted Earnings Per Share Forecast” outlines the effects of the items that are excluded from our fiscal 2026 EPS forecast, other than the MTM retirement plans accounting adjustments.
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Second Quarter Fiscal 2026

FedEx Corporation

					Diluted Earnings Per Share
	Operating		Income Taxes[1]	Net Income[2]
Dollars in millions, except EPS	Income	Margin
GAAP measure	$1,378	5.9%	$333	$956	$4.04
FedEx Freight spin-off costs[3]	205	0.9%	34	171	0.72
Business optimization costs[4]	30	0.1%	5	25	0.10
Fiscal year change costs[4]	8	—%	2	6	0.03
International regulatory matter[5]	(12)	(0.1)%	4	(16)	(0.07)
Non-GAAP measure	$1,609	6.9%	$378	$1,142	$4.82

Federal Express Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$1,551	7.6%
FedEx Freight spin-off costs	11	0.1%
Business optimization costs	7	—%
Fiscal year change costs	7	—%
International regulatory matter	(12)	(0.1)%
Non-GAAP measure	$1,564	7.7%

FedEx Freight Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$90	4.2%
FedEx Freight spin-off costs	152	7.1%
Non-GAAP measure	$242	11.3%

Note: tables may not sum to totals due to rounding.

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Second Quarter Fiscal 2025

FedEx Corporation

					Diluted Earnings Per Share
	Operating		Income Taxes[1]	Net Income[2]
Dollars in millions, except EPS	Income	Margin
GAAP measure	$1,052	4.8%	$240	$741	$3.03
Business optimization costs[4]	326	1.5%	77	249	1.02
Non-GAAP measure	$1,378	6.3%	$317	$990	$4.05

Federal Express Segment

	Operating
Dollars in millions	Income	Margin
GAAP measure	$1,052	5.6%
Business optimization costs	206	1.1%
Non-GAAP measure	$1,258	6.7%

Note: tables may not sum to totals due to rounding.

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Fiscal 2026 Diluted Earnings Per Share Forecast

		Diluted Earnings Per Share
Dollars in millions, except EPS	Adjustments
Diluted earnings per share before MTM retirement plans accounting adjustments (non-GAAP)[6]		$14.80 to $16.00

FedEx Freight spin-off costs	$600
Business optimization costs	310
Fiscal year change costs	30
International regulatory matter	(12)
Total adjustments	$928
Income tax effect	(208)
Net of tax effect	$720	3.00

Diluted earnings per share with adjustments (non-GAAP)[6]		$17.80 to $19.00

Notes:

1 –	Income taxes are based on the company’s approximate statutory tax rates applicable to each transaction.
2 –	Effect of “total other (expense) income” on net income amount not shown.
3 –	These expenses were recognized at FedEx Freight, Corporate, other, and eliminations, as well as Federal Express.
4 –	These expenses were recognized at Corporate, other, and eliminations, as well as Federal Express.
5 –	These expenses were recognized at Federal Express.
6 –	The MTM retirement plans accounting adjustments, which are impracticable to calculate at this time, are excluded.

# # #

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FEDEX CORP. FINANCIAL HIGHLIGHTS
Second Quarter Fiscal 2026
(In millions, except earnings per share)
(Unaudited)

	Three Months Ended			Six Months Ended
	November 30, 2025	November 30, 2024	Percent Change	November 30, 2025	November 30, 2024	Percent Change
Revenue:
Federal Express segment	$20,433	$18,841	8	$39,549	$37,146	6
FedEx Freight segment	2,139	2,177	(2)	4,396	4,506	(2)
Other and eliminations(1)	897	949	(5)	1,768	1,894	(7)
Total Revenue	23,469	21,967	7	45,713	43,546	5
Operating Expenses:
Salaries and employee benefits	8,395	7,879	7	16,457	15,664	5
Purchased transportation	5,885	5,500	7	11,373	10,775	6
Rentals and landing fees	1,211	1,168	4	2,403	2,329	3
Depreciation and amortization	1,068	1,063	—	2,160	2,141	1
Fuel	889	947	(6)	1,762	2,022	(13)
Maintenance and repairs	889	831	7	1,732	1,660	4
Separation and other costs	213	—	NM	258	—	NM
Business optimization costs	30	326	(91)	97	454	(79)
Other	3,511	3,201	10	6,907	6,369	8
Total Operating Expenses	22,091	20,915	6	43,149	41,414	4
Operating income (loss):
Federal Express segment	1,551	1,052	47	2,689	2,005	34
FedEx Freight segment	90	312	(71)	450	751	(40)
Corporate, other, and eliminations(1)	(263)	(312)	(16)	(575)	(624)	(8)
Total Operating Income	1,378	1,052	31	2,564	2,132	20
Other (Expense) Income:
Interest, net	(135)	(102)	32	(254)	(186)	37
Other retirement plans, net	59	50	18	119	99	20
Other, net	(13)	(19)	(32)	(6)	(8)	(25)
Total Other (Expense) Income	(89)	(71)	25	(141)	(95)	48
Income Before Income Taxes	1,289	981	31	2,423	2,037	19
Provision for Income Taxes	333	240	39	643	502	28
Net Income	$956	$741	29	$1,780	$1,535	16
Diluted Earnings Per Share	$4.04	$3.03	33	$7.50	$6.24	20
Weighted Average Common and
Common Equivalent Shares	236	244	(3)	237	246	(4)
Capital Expenditures	$757	$818	(7)	$1,380	$1,585	(13)

1 – Includes the FedEx Office, FedEx Logistics, and FedEx Dataworks operating segments.

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FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS

Second Quarter Fiscal 2026
(In millions, except share data)

	November 30, 2025
	(Unaudited)	May 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$6,570	$5,502
Receivables, less allowances	12,159	11,368
Spare parts, supplies, and fuel, less allowances	631	602
Prepaid expenses and other	1,293	914
Total current assets	20,653	18,386
Property and Equipment, at Cost	88,864	87,622
Less accumulated depreciation and amortization	47,542	45,980
Net property and equipment	41,322	41,642
Other Long-Term Assets
Operating lease right-of-use assets, net	16,184	16,453
Goodwill	6,626	6,603
Other assets	4,396	4,543
Total other long-term assets	27,206	27,599
	$89,181	$87,627
LIABILITIES AND COMMON STOCKHOLDERS' INVESTMENT
Current Liabilities
Current portion of long-term debt	$901	$1,428
Accrued salaries and employee benefits	2,722	2,731
Accounts payable	4,664	3,692
Operating lease liabilities	2,621	2,565
Accrued expenses	5,306	4,995
Total current liabilities	16,214	15,411
Long-Term Debt, Less Current Portion	20,294	19,151
Other Long-Term Liabilities
Deferred income taxes	3,895	4,205
Pension, postretirement healthcare, and other benefit obligations	1,669	1,698
Self-insurance accruals	4,229	4,033
Operating lease liabilities	13,950	14,272
Other liabilities	790	783
Total other long-term liabilities	24,533	24,991
Commitments and Contingencies
Common Stockholders' Investment
Common stock, $0.10 par value, 800 million shares authorized	32	32
Additional paid-in capital	4,366	4,290
Retained earnings	42,154	41,402
Accumulated other comprehensive loss	(1,414)	(1,362)
Treasury stock, at cost	(16,998)	(16,288)
Total common stockholders' investment	28,140	28,074
	$89,181	$87,627
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FEDEX CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Second Quarter Fiscal 2026
(In millions)
(Unaudited)

	Six Months Ended
	November 30, 2025	November 30, 2024
Operating Activities:
Net income	$1,780	$1,535
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,160	2,141
Other, net	2,021	2,048
Changes in operating assets and liabilities, net	(2,294)	(3,219)
Cash provided by operating activities	3,667	2,505
Investing Activities:
Capital expenditures	(1,380)	(1,585)
Purchase of investments	(326)	(107)
Proceeds from sale of investments	177	52
Proceeds from asset dispositions and other investing activities, net	49	34
Cash used in investing activities	(1,480)	(1,606)
Financing Activities:
Proceeds from debt issuances	997	—
Principal payments on debt	(647)	(47)
Proceeds from stock issuances	50	440
Dividends paid	(687)	(676)
Purchases of common stock	(796)	(2,020)
Other	(9)	(6)
Cash used in financing activities	(1,092)	(2,309)
Effect of exchange rate changes on cash	(27)	(62)
Net increase (decrease) in cash and cash equivalents	1,068	(1,472)
Cash and cash equivalents at beginning of period	5,502	6,501
Cash and cash equivalents at end of period	$6,570	$5,029

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FEDERAL EXPRESS SEGMENT FINANCIAL HIGHLIGHTS
Second Quarter Fiscal 2026
(Dollars in millions)
(Unaudited)

	Three Months Ended				Six Months Ended
	November 30, 2025	November 30, 2024	Percent Change		November 30, 2025	November 30, 2024	Percent Change
Revenue:
Package:
U.S. priority	$2,843	$2,563	11		$5,610	$5,154	9
U.S. deferred	1,396	1,199	16		2,669	2,350	14
U.S. ground	9,173	8,256	11		17,827	16,312	9
Total U.S. domestic package revenue	13,412	12,018	12		26,106	23,816	10
International priority	2,383	2,231	7		4,641	4,437	5
International economy	1,511	1,588	(5)		2,865	2,948	(3)
Total international export package revenue	3,894	3,819	2		7,506	7,385	2
International domestic(1)	1,257	1,190	6		2,392	2,302	4
Total package revenue	18,563	17,027	9		36,004	33,503	7
Freight:
U.S.	304	383	(21)		607	952	(36)
International priority	617	640	(4)		1,212	1,166	4
International economy	582	529	10		1,110	992	12
Total freight revenue	1,503	1,552	(3)		2,929	3,110	(6)
Other	367	262	40		616	533	16
Total revenue	20,433	18,841	8		39,549	37,146	6
Operating expenses:
Salaries and employee benefits	6,824	6,329	8		13,340	12,530	6
Purchased transportation	5,480	5,067	8		10,553	9,868	7
Rentals and landing fees	1,028	987	4		2,041	1,973	3
Depreciation and amortization	931	918	1		1,885	1,853	2
Fuel	779	835	(7)		1,539	1,789	(14)
Maintenance and repairs	773	715	8		1,510	1,434	5
Separation and other costs	18	—	NM		23	—	NM
Business optimization costs	7	206	(97)		28	249	(89)
Intercompany allocations	(229)	(205)	12		(462)	(392)	18
Other	3,271	2,937	11		6,403	5,837	10
Total operating expenses	18,882	17,789	6		36,860	35,141	5
Operating income	$1,551	$1,052	47		$2,689	$2,005	34
Operating margin	7.6%	5.6%	200	bp	6.8%	5.4%	140	bp

1 – International Domestic revenue relates to international intra-country operations.

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FEDERAL EXPRESS SEGMENT OPERATING HIGHLIGHTS
Second Quarter Fiscal 2026
(Unaudited)

	Three Months Ended			Six Months Ended
	November 30, 2025	November 30, 2024	Percent Change	November 30, 2025	November 30, 2024	Percent Change
PACKAGE STATISTICS
Avg. daily package volume (ADV) (000s)(1):
U.S. priority	1,679	1,603	5	1,666	1,601	4
U.S. deferred	1,135	1,014	12	1,097	991	11
U.S. ground commercial	4,371	4,309	1	4,331	4,299	1
U.S. ground home delivery/economy	7,531	6,962	8	7,221	6,698	8
Total U.S. domestic ADV	14,716	13,888	6	14,315	13,589	5
International priority	580	594	(2)	571	608	(6)
International economy	583	586	—	550	538	2
Total international export ADV	1,163	1,180	(1)	1,121	1,146	(2)
International domestic(2)	2,027	2,060	(2)	1,916	1,941	(1)
Total ADV	17,906	17,128	5	17,352	16,676	4
Revenue per package (yield):
U.S. priority	$26.88	$25.38	6	$26.51	$25.34	5
U.S. deferred	19.53	18.76	4	19.16	18.68	3
U.S. ground	12.23	11.63	5	12.15	11.68	4
U.S. domestic composite	14.47	13.73	5	14.36	13.80	4
International priority	65.18	59.59	9	63.98	57.41	11
International economy	41.17	43.03	(4)	41.03	43.17	(5)
International export composite	53.15	51.37	3	52.72	50.73	4
International domestic(2)	9.85	9.18	7	9.83	9.34	5
Composite package yield	$16.46	$15.78	4	$16.34	$15.82	3
FREIGHT STATISTICS
Average daily freight pounds (000s):
U.S.	2,137	2,772	(23)	2,151	4,056	(47)
International priority	5,106	4,927	4	4,875	4,694	4
International economy	12,535	12,475	—	11,874	11,584	3
Total average daily freight pounds	19,778	20,174	(2)	18,900	20,334	(7)
Revenue per pound (yield):
U.S.	$2.26	$2.19	3	$2.22	$1.85	20
International priority	1.92	2.06	(7)	1.96	1.96	—
International economy	0.74	0.67	10	0.74	0.67	10
Composite freight yield	$1.21	$1.22	(1)	$1.22	$1.20	1
Operating weekdays	63	63	—	127	127	—
1 – ADV is calculated on a 5-day-per-week basis.
2 – International Domestic Statistics relate to international intra-country operations.

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FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Second Quarter Fiscal 2026
(Dollars in millions)
(Unaudited)

	Three Months Ended				Six Months Ended
	November 30, 2025	November 30, 2024	Percent Change		November 30, 2025	November 30, 2024	Percent Change
FINANCIAL HIGHLIGHTS
Revenue	$2,139	$2,177	(2)		$4,396	$4,506	(2)
Operating expenses:
Salaries and employee benefits	983	976	1		1,958	1,960	—
Purchased transportation	197	197	—		398	400	—
Rentals	76	72	6		150	143	5
Depreciation and amortization	113	112	1		223	222	—
Fuel	110	111	(1)		223	232	(4)
Maintenance and repairs	89	88	1		170	170	—
Separation and other costs	152	—	NM		161	—	NM
Intercompany charges	153	143	7		315	291	8
Other	176	166	6		348	337	3
Total operating expenses	2,049	1,865	10		3,946	3,755	5
Operating income	$90	$312	(71)		$450	$751	(40)
Operating margin	4.2%	14.3%	(1010)	bp	10.2%	16.7%	(650)	bp

OPERATING STATISTICS
Operating weekdays	62	62	—		126	126	—
Average daily shipments (000s):
Priority	60.1	62.5	(4)		61.1	62.7	(3)
Economy	27.3	28.5	(4)		27.6	28.8	(4)
Total average daily shipments	87.4	91.0	(4)		88.7	91.5	(3)
Weight per shipment (lbs):
Priority	930	935	(1)		931	946	(2)
Economy	910	865	5		908	866	5
Composite weight per shipment	924	913	1		924	921	—
Revenue per shipment:
Priority	$361.25	$352.84	2		$360.37	$358.51	1
Economy	408.41	400.00	2		408.23	404.41	1
Composite revenue per shipment	$375.97	$367.60	2		$375.28	$372.96	1
Revenue per hundredweight:
Priority	$38.85	$37.73	3		$38.69	$37.90	2
Economy	44.90	46.26	(3)		44.94	46.69	(4)
Composite revenue per hundredweight	$40.71	$40.26	1		$40.60	$40.50	—